E. W. BLANCH CO.
R:\98R\14122.DOC                             Reinsurance Services
                                                          Page 20

            "Working" Per Event Reinsurance Contract
                   Effective:  January 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                           Company, or
           Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder





















                        E. W. Blanch Co.

                      Reinsurance Services

                      3500 West 80th Street

                  Minneapolis, Minnesota  55431




                        Table of Contents


Article                                                      Page

     I    Business Reinsured                                   3
    II    Term                                                 4
   III    Territory (BRMA 51A)                                 4
    IV    Exclusions                                           5
     V    Retentions and Limits                                5
    VI    Definitions                                          6
   VII    Other Reinsurance                                   10
  VIII    Loss Settlements                                    10
    IX    Salvage and Subrogation                             11
     X    Reinsurance Premium                                 11
    XI    Late Payments                                       12
   XII    Profit Sharing                                      14
  XIII    Offset (BRMA 36C)                                   14
   XIV    Access to Records (BRMA 1D)                         15
    XV    Liability of the Reinsurer                          15
   XVI    Net Retained Lines                                  15
  XVII    Errors and Omissions (BRMA 14F)                     15
 XVIII    Currency (BRMA 12A)                                 16
   XIX    Taxes (BRMA 50B)                                    16
    XX    Federal Excise Tax                                  16
   XXI    Unauthorized Reinsurers                             16
  XXII    Insolvency                                          17
 XXIII    Arbitration                                         18
  XXIV    Service of Suit (BRMA 49C)                          19
   XXV    Agency Agreement                                    20
  XXVI    Intermediary (BRMA 23A)                             20
          Schedule A






            "Working" Per Event Reinsurance Contract
                   Effective:  January 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                           Company, or
           Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder
     (hereinafter referred to collectively as the "Company")

                               by

           The Subscribing Reinsurer(s) Executing the
              Interests and Liabilities Agreements
                         Attached Hereto
          (hereinafter referred to as the "Reinsurer")



Article I - Business Reinsured

A. By this Contract the Reinsurer agrees to reinsure and/or indemnify the Company for the net excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force on the effective date hereof, or issued or renewed on or after that date, and classified by the Company as all lines of business (direct and assumed) as respects programs managed by the Company, subject to the terms, conditions and limitations hereinafter set forth. Programs set forth in Schedule A attached to and forming part of this Contract shall be excluded from coverage hereunder. The Company shall have the option of excluding additional programs from coverage hereunder in accordance with paragraph B below.

B. The Company shall have the option to exclude any program from this Contract by submitting each such program in writing to the Reinsurer not more than 90 days after the inception of the program as respects those programs eligible for coverage hereunder. Casualty programs that generate $5,000,000 or less of estimated annualized subject earned premium during the first 12 months of the program will be deemed to have automatic coverage under the terms and conditions hereinafter set forth if not excluded from this Contract. All property programs and those casualty programs that generate greater than $5,000,000 of estimated annualized subject earned premium during the first 12 months of the program must be submitted to the lead reinsurer(s) hereunder for acceptance on behalf of the Reinsurer of coverage under the terms and conditions hereinafter set forth if declared to this Contract.

C. The Company shall be the sole judge of what constitutes a "program."


Article II - Term

A. This Contract shall become effective on January 1, 1998, with respect to losses arising out of loss events commencing on or after that date, and shall remain in force until December 31, 1998, both days inclusive. Notwithstanding the foregoing, in the event negotiations for a renewal of this Contract are not completed by December 31, 1998, at the Company's option, this Contract shall be extended by addendum through March 31, 1999.

B. Except as provided in paragraph C below, reinsurance hereunder on business in force on the effective date of expiration shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 36 months, plus odd time (not exceeding 42 months in all) as respects multiple year policies, nor 12 months plus odd time (not exceeding 18 months in all) as respects policies of one year policy terms or less, following the effective date of expiration. However, these limitations shall not apply to any Extended Reporting Period or Extended Discovery Endorsement provisions or policies classified by the Company as Project Specific coverage.

C. Notwithstanding the provisions of paragraph B above, the Company shall have the option of reassuming the unexpired liability of the Reinsurer hereunder on business in force on the effective date of expiration, in which event the Reinsurer shall not be liable for claims made or losses arising out of loss events commencing after that date. As respects policies providing an aggregate limit of liability which are in force on the effective date of expiration, the Reinsurer shall be liable for the entire aggregate loss under such policies if the inception date of the policy period falls on or before the effective date of expiration, as respects policies written on an occurrence basis, or if the first claim is made on or before the effective date of expiration as respects policies written on a claims made basis.

D. If this Contract expires while a loss event covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss event had occurred prior to the expiration of this Contract, provided that no part of such loss event is claimed against any renewal or replacement of this Contract.


Article III - Territory (BRMA 51A)

The territorial limits of this Contract shall be identical with those of the Company's policies.


Article IV - Exclusions

This Contract does not apply to and specifically excludes the following:

      1. Reinsurance assumed by the Company (unless an assumed program has been specifically declared to this Contract and accepted by the Reinsurer), except inter-company reinsurance between any member companies of Gryphon
      Insurance Group, Inc.

      2.   Financial guarantee and insolvency.

      3. Business written by the Company on a co-indemnity basis where the Company is not an equal or controlling carrier.

      4.   Nuclear risks as defined in the "Nuclear Incident
      Exclusion Clause - Liability - Reinsurance" and the
      "Nuclear Incident Exclusion Clause - Physical Damage" attached to and forming part of this Contract.

      5. Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association which is not underwritten or controlled by the Company. However, this exclusion shall not apply to Assigned Risk Plans or similar plans.

      6. All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.


Article V - Retentions and Limits

A. As respects business subject to this Contract, for each layer of reinsurance coverage provided by this Contract the Company shall retain and be liable for the first amount of ultimate net loss arising out of each loss event identified as "Company's Retention" for the excess layer in the schedule set forth below. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed the amount identified as "Reinsurer's Limit" for the excess layer in the schedule set forth below as respects any one loss event.

                                  Reinsurer's Limit  Company's
   Retention

   First Excess Layer:           $  500,000     xs   $  500,000
   Second Excess Layer:          $9,000,000     xs   $1,000,000

B. With respect to business subject hereunder, the maximum policy limit (except statutory) with respect to any one coverage, any one policy shall be deemed not to exceed $5,000,000 any one loss event, with limits in excess of this amount deemed reinsured elsewhere.


Article VI - Definitions

A. "Net excess liability" as used herein shall mean those amounts payable by the Company as defined in the ultimate net loss definition set forth in paragraph B below.

B. "Ultimate net loss" as used herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations, prejudgment interest if included as part of an award or judgment and any loss adjustment expense, as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

C. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall mean:

      1. "Loss in excess of policy limits" shall mean 90% of any amount paid or payable by the Company under a policy ceded to this Contract in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

      2. "Extra contractual obligations" shall mean 90% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company under a policy ceded to this Contract as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract.

   Any loss in excess of policy limits or extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

   Notwithstanding anything stated herein, this Contract shall not apply to any loss incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with an individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D. "Loss adjustment expense" as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including 1) prejudgment interest, unless included as part of the award or judgment; 2) post-judgment interest; and 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto; but not including office expenses or salaries of the Company's regular employees, except that allocated outside costs of the Company's or RA&MCO's salaried adjusters shall be included. Claim costs shall also be included which are incurred by RA&MCO and billed to the Company in accordance with its management agreement.

   With respect to legal expenses and costs incurred in direct connection with declaratory judgment actions brought to resolve policy language coverage disputes between the Company and its insured, such expenses shall, for purposes of this Contract, not exceed an amount equal to the applicable limit of the policy or policies involved unless agreed to by the Reinsurer.

E. The term "loss event" as used herein shall mean an accident, occurrence, claim made, loss discovered or any other circumstance that triggers coverage as provided, defined, or interpreted in the Company's original policies, however:

      1. Where the Company's policy provides for an aggregate limit of liability, the term "loss event" shall mean all losses subject to that aggregate limit, each aggregate period. For purposes of this Contract, the date of loss for purposes of this reinsurance will be the inception date of each aggregate period, as respects policies written on an occurrence basis and the date the first claim is made as respects policies written on a claims made basis. Nevertheless, the Company may extract from any aggregate "loss event" a single loss so it may be combined with losses from other policies and submitted as a single "loss event."

           In the event the Company's losses arising out of a single "loss event" involve policies providing different types of coverage such as an occurrence and a claims made policy, all losses can be combined and submitted as a single "loss event" utilizing the occurrence date of loss for the purpose of reinsurance coverage. In the event the Company's losses arising out of a single "loss event" involve multiple claims made policies, all losses can be combined and submitted as a single "loss event" utilizing the date the first claim is made for the purpose of reinsurance coverage.

      2. As respects policies written on a claims made basis, the date of loss shall be the date the claim is made under the original policy. As respects any extended reporting or discovery period provisions under a claims made policy subject hereto, it is understood and agreed that the following shall apply:

        a. Claims made against and/or reported to the Company during the extended reporting or discovery period shall be deemed to have occurred on the last full day of the applicable policy period;

        b. If the Company issues a separate policy and/or reinstates the aggregate limit provided under a policy, premium and losses during the period to which said separate policy and/or reinstated limit applies may, at the time of issuance and at the Company's option, be allocated to (i) the contract which is in effect at the effective date of said separate policy and/or at the beginning of the period to which the reinstated limit applies, or (ii) the contract which was in effect at the effective date of the original policy. If the Company elects (i), said losses shall be subject to a separate retention and limit (as specified in the Article V) from that of the original policy period.

      3. As respects multiple year policies, whether issued with one limit or reinstatement of the limit, each 12-month period within a multiple year policy shall be considered a separate period as regards the Company's retention and the aggregate policy limit. However, as respects business classified by the Company as Project Specific coverage, the entire multiple year term shall be considered one period as regards the Company's retention and the aggregate policy limit.

      4. As respects property losses subject hereto, all individual losses directly occasioned by any one disaster, occurrence or loss or series of disasters, occurrences or losses arising out of one occurrence which occurs anywhere in the world, but limited in the United States of America and Canada to the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "loss event" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same loss event, except that the term "loss event" shall be further defined as follows:

        a. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same loss event.
        However, the loss event need not be limited to one state or province or states or provinces contiguous thereto.

        b. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same loss event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

        c. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to above) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "loss event."

        d. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks and melting snow) may be included in the Company's "loss event."

           Except for those "loss events" referred to in subparagraphs (a) and (b) above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, occurrence or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one loss event.

           However, as respects those "loss events" referred to in subparagraphs (a) and (b) above, if the disaster, occurrence or loss occasioned by the occurrence is of greater duration than 72 consecutive hours, then the Company may divide that disaster, occurrence or loss into two or more "loss events," provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, occurrence or loss.

           It is understood that losses arising from a combination of two or more perils as a result of the same occurrence shall be considered as having arisen from one "loss event." Notwithstanding the foregoing, the hourly limitations as stated above shall not be exceeded as respects the applicable perils and no single "loss event" shall encompass a time period greater than 168 consecutive hours.

   Notwithstanding the foregoing, it is understood that the Company shall be the sole judge of what constitutes a single
   "loss event."

F. "Net earned premium" as used herein is defined as gross earned premium of the Company for the classes of business reinsured hereunder, less cancellations and return premiums, and less the earned portion of premiums ceded by the Company for reinsurance which inures to the benefit of this Contract or increases the Company's available capacity.

G. "Losses incurred" as used herein for each excess layer shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation for the excess layer, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, all as respects losses arising out of loss events commencing during the term of this Contract, plus:

      1. As respects the first calculation of the profit sharing, an amount representing Incurred But Not Reported Losses (hereinafter called "IBNR") equal to 50.0% of the reinsurance premium paid or payable hereunder as respects the First Excess Layer, and 60.0% of the reinsurance premium paid or payable hereunder as respects the Second Excess Layer;

      2. As respects the first recalculation of the profit sharing, an amount representing IBNR equal to 35.0% of the reinsurance premium paid or payable hereunder as respects the First Excess Layer, and 45.0% of the reinsurance premium paid or payable hereunder as respects the Second Excess Layer;

      3. As respects the second recalculation of the profit sharing, an amount representing IBNR equal to 20.0% of the reinsurance premium paid or payable hereunder as respects the First Excess Layer, and 30.0% of the reinsurance premium paid or payable hereunder as respects the Second Excess Layer;

      4. As respects the third recalculation of the profit sharing, an amount representing IBNR equal to 0% of the reinsurance premium paid or payable hereunder as respects the First Excess Layer, and 15.0% of the reinsurance premium paid or payable hereunder as respects the Second Excess Layer.

   IBNR shall not be included in any subsequent recalculations of the profit sharing.


Article VII - Other Reinsurance

Notwithstanding the provisions of paragraph B of Article V, the Company is permitted, but not required, to purchase other facultative and/or other treaty reinsurance on business subject to this Contract. Premiums ceded by the Company for reinsurance which inures to the benefit of this Contract or increases the Company's available capacity shall be deducted in determining subject premium hereunder as provided in paragraph F of
Article VI.


Article VIII - Loss Settlements

A. Wherever a claim is reserved by the Company for an amount of ultimate net loss greater than 50% of the Company's retention hereunder as respects policy limits or statutory benefits applicable to the claim which are greater than the Company's retention, and/or whenever, in the opinion of the Company, a loss appears likely to result in claim hereunder, the Company shall notify the Reinsurer. Within 90 days after any claim is reported to the Reinsurer in accordance with the foregoing, the Company shall advise the Reinsurer whether or not, in the sole judgment of the Company, the claim is anticipated to exceed its retention hereunder. Further, as respects claims arising under Casualty business subject hereto, the Company shall notify the Reinsurer whenever a claim involves a fatality, amputation, spinal cord damage, brain damage, blindness, extensive burns or multiple fractures, regardless of liability, if the policy limits or statutory benefits applicable to the claim are greater than the Company's retention. The Company shall also notify the Reinsurer of any declaratory judgment expense relating directly to a specific claim brought against a policy reinsured under this Contract. The Reinsurer shall have the right to participate in the adjustment of the loss at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of the original policies (other than extra contractual obligations and loss in excess of policy limits) and the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all ultimate net loss amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company. The Company may, however, give the Reinsurer written notice of its intention to pay any loss on a certain date and may require the Reinsurer to have its share of such loss in the possession of the Company by such date; provided that the Reinsurer shall have a period of five business days after receipt of such written notice from the Company to mail or otherwise dispatch its payment.


Article IX - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company, and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article X - Reinsurance Premium

A. As premium for each layer of reinsurance coverage provided by this Contract, the Company shall pay the Reinsurer the following:

      1. As respects the First Excess Layer of reinsurance provided by this Contract, the Company shall pay the Reinsurer 6.70% of the Company's net earned premium for the term of this Contract.

      2. As respects the Second Excess Layer of reinsurance provided by this Contract, the Company shall pay the Reinsurer 2.65% of the Company's net earned premium for the term of this Contract.

   In the event this Contract expires on a "runoff" basis in accordance with the provisions of paragraph B of Article II, premium for the reinsurance provided under each excess layer of reinsurance coverage shall be the respective rate set forth in subparagraphs 1 and 2 above applied to the Company's net earned premium for each 12-month period within the runoff period, as respects business in force on the effective date of expiration.

B. For each excess layer of reinsurance coverage provided by this Contract, the Company shall pay the Reinsurer a deposit premium as follows:

      1. As respects the First Excess Layer of reinsurance coverage, the Company shall pay the Reinsurer $6,520,440 in four equal quarterly installments of $1,630,110 on January 1, April 1, July 1 and October 1 of 1998.

      2. As respects the Second Excess Layer of reinsurance coverage, the Company shall pay the Reinsurer $2,578,980 in four equal quarterly installments of $644,745 on January 1, April 1, July 1 and October 1 of 1998.

   No deposit premium shall be payable during the runoff period, if any.

C. Within 60 days after the expiration of this Contract, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder for each excess layer, computed in accordance with paragraph A, and any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly. Premium for the runoff period, if any, shall be payable by the Company within 60 days after the end of each 12-month period within the runoff period.


Article XI - Late Payments

A. It is understood and agreed that the provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in
   Article XXVI (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

      1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

      2.   1/365th of the six month (or nearest thereto) U.S.
      Treasury Bill rate, as quoted in the Wall Street Journal on the first business day of the month for which the calculation is being made; times

      3.   The amount past due, including accrued interest.

   It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

      1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

      2. Any claim or loss payment due the Company hereunder shall be deemed due five business days following receipt by the applicable Subscribing Reinsurer of written notification that payment has been received from Subscribing Reinsurers constituting at least 662/3% of the interests and liabilities of all Subscribing Reinsurers participating under the applicable layer of this Contract, who are active as of the due date; it being understood that said date shall not be later than 75 days from the date of transmittal by the Intermediary of the initial billing for each such payment.

      3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be deemed as five business days following receipt of written notification that the provisions of this Article have been invoked.

   For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting
   1) a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense or control of any claim or suit; or 2) either party from contesting the validity of any payment, or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. As provided under Article VIII, it is understood and agreed that the Company shall furnish the Reinsurer with usual and customary claim information and nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from requesting additional information that it may deem necessary.

F. As respects subparagraph 2 of paragraph C above, a Subscribing Reinsurer shall be deemed not to be active when it 1) ceases assuming new or renewal reinsurance business through the Intermediary; 2) is declared insolvent, or put in liquidation, conservatorship or rehabilitation by a competent regulatory authority or court; 3) is declared insolvent, or is the subject of an administrative order or enters provisional liquidation and/or liquidation; or 4) has a reduction in its statutory surplus or shareholders' funds of 50% or more from its statutory surplus or shareholders' funds as of the effective date of this Contract.

G. Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.


Article XII - Profit Sharing

A. Separately, as respects each excess layer of reinsurance coverage provided by this Contract, the Reinsurer shall pay the Company a Profit Sharing equal to 25.0% of the net profit, if any, accruing to the Reinsurer individually under each excess layer of reinsurance hereunder. The Reinsurer's net profit for each excess layer hereunder shall be calculated in accordance with the following formula, it being understood that a positive balance equals net profit and a negative balance equals net loss:

      1. Reinsurance premium paid or payable hereunder for the excess layer; less

      2. Expenses incurred by the Reinsurer at 15.0% of the reinsurance premium paid or payable hereunder for the excess layer; less

      3.   Losses incurred hereunder for the excess layer.

B. The Company shall calculate and report the Reinsurer's net profit for each excess layer within 60 days after 12 months following the date of expiration of this Contract, and within 60 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the effective date of this Contract through the date of calculation. As respects the initial calculation referred to above, any profit sharing shown to be due the Company for one or both of the excess layers shall be paid by the Reinsurer as promptly as possible after receipt and verification of the Company's report. As respects each recalculation, any additional profit sharing shown to be due the Company for one or both of the excess layers shall be paid by the Reinsurer as promptly as possible after receipt and verification of the Company's report. Any return Profit Sharing shown to be due the Reinsurer shall be paid by the Company with its report.


Article XIII - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XIV - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XV - Liability of the Reinsurer

A. The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


Article XVI - Net Retained Lines

A. This Contract applies only to that portion of any insurance or reinsurance (whether inter-company reinsurance and/or reinsurance assumed which has been declared to this Contract and accepted by the Reinsurer) the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in the Contract), and in calculating the amount of any loss hereunder and also computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any insurance or reinsurance the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may be due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.


Article XVII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XVIII - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States
   Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered into the books of the Company.


Article XIX - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.


Article XX - Federal Excise Tax

If the Reinsurer is subject to the Federal Excise Tax, the Reinsurer agrees to allow the Company to withhold the required amount for the purpose of paying the Tax. In the event of any return premium becoming due hereunder, the Reinsurer will deduct from the amount of the return premium the same percentage as it allowed, and the Company or its agent should take steps to recover the Tax from the U. S. Government.


Article XXI - Unauthorized Reinsurers

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

      1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

      2.   Escrow accounts for the benefit of the Company;
      and/or

      3.   Cash advances;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

      1. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

      2. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

      3. To fund a cash account in an amount equal to the Reinsurer's share of any ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

      4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

   In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1) or B(3), or in the case of B(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XXII - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.


Article XXIII - Arbitration

A. As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

B. One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after ten days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C. If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the two arbitrators will jointly petition the American Arbitration Association to appoint the third arbitrator from the AAA's Panel of Reinsurance Arbitrators.

D. All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies, underwriters at Lloyd's of London, reinsurance intermediaries and attorneys actively or formerly engaged in practicing law in the areas of insurance or reinsurance.

E. Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

F. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The arbitration shall take place in Woodland Hills, California or, if unanimously agreed by the panel, any other mutually acceptable location.

G. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this article. However, nothing shall impair the rights of such reinsurers to assert several rather than joint defenses or claims, nor shall this provision be construed as changing the liability of the reinsurers under the terms of this Contract from several to joint.

H. The panel shall make its decision considering custom and practice as promptly as possible following the termination of hearings. The decision of any two arbitrators, when rendered in writing shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction. The panel is empowered to grant such interim relief as it may deem appropriate.

I. Each party shall bear the expense of its own arbitrator and shall jointly and equally with the other party bear the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorney's fees and interest to the extent permitted by law. Insofar as the arbitration panel chooses to look to substantive law, it shall consider the law of the State of California.


Article XXIV - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United
States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXV - Agency Agreement

Gryphon Insurance Group, Inc. shall be deemed the agent of the reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


Article XXVI - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

New York, New York,this _________ day of __________________ 199___.

                __________________________________________________
                Associated International Insurance Company
                Calvert Insurance Company

                           Schedule A

                         attached to the

            "Working" Per Event Reinsurance Contract
                   Effective:  January 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                           Company, or
           Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder



A. Umbrella business produced by Jean Deal & Associates, Dallas,
   Texas for the Specialty Lines Division of Gryphon Insurance
   Group, Inc., Woodland Hills, California.

B. DIC business produced by the Pacific Coast DIC Division of
   Gryphon Insurance Group, Inc., Woodland Hills, California.

C. General Property E&S business produced by the General E&S
   Division of Gryphon Insurance Group, Inc., Woodland Hills,
   California.

D. Animal Mortality business produced by American Equine
   Insurance Group, Rolling Meadows, Illinois, for Gryphon
   Insurance Group, Inc., Hoboken, New Jersey.

E. Canadian business produced by KMS Insurance Services, Toronto,
   Canada, for Gryphon Insurance Group, Inc., Hoboken, New
   Jersey.

F. Midwest Garage program produced by Business Risk Services,
   Geneva, Illinois, for Gryphon Insurance Group, Inc., Hoboken,
   New Jersey.

G. Architects and Engineers business produced by RA&MCO Insurance
   Services, Concord, California for Gryphon Insurance Group,
   Inc., Woodland Hills, California, which is reinsured by Zurich
   Re (UK).

H. Entertainment Industry Insurance produced by the
   Entertainment, Sports & Special Risks Division, Woodland
   Hills, California, which is covered under separate reinsurance agreements.